                             15303 Ventura Boulevard
                                   Suite 1070
                             Sherman Oaks, CA 91403

                                  May 22, 2002

BY HAND DELIVERY AND FAX TRANSMITTAL

Mark H. Kreloff
Chief Executive Officer
New Frontier Media, Inc.
7007 Winchester Circle, Suite 200
Boulder, CO 80301

Michael Weiner
Secretary
New Frontier Media, Inc.
7007 Winchester Circle, Suite 200
Boulder, CO 80301

Dear Mark and Michael:

This is the third letter that I have sent to you to demand that New Frontier Media, Inc. (the "Company") call a special meeting of shareholders, pursuant to
Section 7-107-102(b) of the Colorado Business Corporation Act (the "Act") and the Company's bylaws.

Enclosed is a copy of the demand to call a special meeting of shareholders that I originally delivered to you via fax on April 1, 2002, in accordance with
Section 7-101-402 of the Act, as well as a copy of the confirmation of fax transmission.

I then addressed a letter to you dated April 11, 2002 requesting confirmation of your intentions to act pursuant to my request. You responded with a letter dated April 15, 2002 stating that the Company had not received any written request for a special meeting from me. I responded with a letter, also dated April 15, 2002, which both responded to your letter of April 15 and enclosed yet another formal demand that a special meeting of the shareholders be called. On April 16, 2002, you sent a letter acknowledging receipt of my demand for a special shareholders' meeting so I presume that any issue about the Company having received proper demand has been resolved.

On April 22, 2002, my counsel addressed a letter to your counsel requesting information regarding when the Company intends to comply with its legal obligations and issue formal notice of the special shareholders' meeting. Fifty days has now elapsed since the initial demand and the Company has taken no action to honor or comply with its legal obligation to promptly call and hold the special meeting. Instead, on April 29, 2002, the Company issued a press release stating that the annual shareholders' meeting would be held earlier to "accommodate" my request for a special shareholders' meeting and that the motions I have demanded be presented at a special shareholders' meeting would be considered at the annual meeting "to the extent appropriate." As

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New Frontier Media, Inc.
May 22, 2002
Page 2

you know, issuing a press release scheduling an annual shareholders' meeting (which pursuant to the bylaws can be continued at the whim of the Company) simply does not satisfy the requirements of Colorado law or fairness in permitting shareholders to promptly and fully exercise their right to vote without delay or interference from the Company.

I see little point in continuing this exchange of correspondence and this will, therefore, be my last letter on the subject of calling a special meeting of shareholders. So there is no misunderstanding, however, I demand that the Company immediately call a special meeting of shareholders on July 5, 2002 for the purpose of electing directors of the Company (note that Section 2.1 of the Bylaws requires that such election occur on June 1 of each year or "as soon thereafter as may be convenient").

The Company's actions to date regarding my request to call a special meeting have been inadequate and inconsistent with applicable legal standards. I demand that the Company issue a notice to shareholders advising of the special meeting on July 5, 2002 and specifying that the agenda will include the election of directors, at which my proposed slate of director-nominees can be presented to the shareholders for their consideration. Please be advised that if the requisite notice is not forthcoming, I will pursue all necessary legal action to protect the rights of all shareholders to vote on such fundamental issues as the directors of the Company.



Sincerely,

/s/ Edward J. Bonn

Edward J. Bonn


BEF, LLC


By:    /s/ Edward J. Bonn
      --------------------------------------
      Edward J. Bonn, Manager




cc:    Board of Directors






       New Frontier Media, Inc.
       c/o Search Company International, Inc.
       1535 Grant Street, Suite 140
       Denver, CO  80203

       New Frontier Media, Inc.
       1050 Walnut Street, Suite 301
       Boulder, CO  80302

       New Frontier Media, Inc.
       5435 Airport Boulevard, Suite 100
       Boulder, CO  80301